UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 13, 2008

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 13, 2008, Salix Pharmaceuticals, Ltd. entered into a License Agreement with Dr. Falk Pharma GmbH, that provides Salix with an exclusive license to develop and commercialize in the United States Dr. Falk Pharma’s budesonide products. The products covered in the License Agreement include U.S. patent-protected budesonide rectal foam and budesonide gastro-resistent capsule, patents for which expire 2015 and 2016, respectively. Salix is required to make an up-front payment and regulatory milestone payments that could total up to $23.0 million to Dr. Falk Pharma, with the majority contingent upon achievement of U.S. regulatory approval. In addition, Salix will pay royalties on net sales, subject to annual minimums.

The term of the License Agreement continues with respect to each budesonide product until the later of the expiration of the U.S. patent covering the product or the 17th anniversary of the commencement of commercial sale of the product in the United States. Salix may terminate the agreement in part, with respect to a specific budesonide product, upon 30 days written notice to Dr. Falk Pharma, upon the occurrence of any of the following events:

(1)	the product is recalled outside the United States;

(2)	commercialization of the product outside the United States is suspended;

(3)	products containing the product are recalled or suspended in the United States; or

(4)	Salix reasonably considers that the product will not obtain FDA approval.

Salix can also terminate on 24 months notice if after FDA approval it decides continued sale of the product is no longer in its commercial interests. Both Salix and Dr. Falk Pharma have the right to terminate the License Agreement, in whole or in part, for an uncured material adverse breach by the other party. Within 30 days of receiving notice of a Salix change in control, Dr. Falk Pharma may terminate the License Agreement upon four months written notice to Salix.

A copy of the press release announcing the agreement is attached to this current report on Form 8-K as Exhibit 99.1. A copy of the agreement will be filed as an exhibit to Salix’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated March 13, 2008 announcing Salix’s acquisition of budesonide products from Dr. Falk Pharma.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: March 19, 2008
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Senior Vice President and Chief Financial Officer